                                    AMERICA WEST AIRLINES, INC.

                            Computation of Ratio of Earnings to Fixed Charges

                                                                            Years ended December 31,

- --------------------------------------------------------
                                                              1993        1992        1991        1990
1989
                                                            --------    --------    --------    --------
- --------
                                                                  (in thousands except ratio of earnings
                                                                            to fixed charges)

Computation of Earnings:

Income (loss) before income taxes and extraordinary item    $  37,924   $(131,761)  $(222,016)  $(76,695)   $
20,040

Add:
   Interest expense including amortization of debt expense     54,252      55,886      63,991     61,239
43,934
   Interest portion of rent expense                            81,795     102,314     106,414     77,537
58,759
                                                            ---------   ---------   ---------   --------
- --------
Income (loss), as adjusted                                  $ 173,971   $  26,439   $ (51,611)  $ 62,081
$122,733
                                                            =========   =========   =========   ========
========

Computation of Fixed Charges:

Interest expense including amortization of debt expense     $  54,252   $  55,886   $  63,991   $ 61,239     $
43,934
Interest portion of rent expense                               81,795     102,314     106,414     77,537
58,759
Capitalized interest                                              -           -         6,664      6,375

7,250
                                                            ---------   ---------   ---------   --------
- --------
Fixed charges                                               $ 136,047   $ 158,200   $ 177,069   $145,151
$109,943
                                                            =========   =========   =========   ========
========

Ratio of earnings to fixed charges                               1.28        (*)         (*)        (*)

 1.12

- ---------------------

(*)  For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income (loss)
     before income taxes and extraordinary item plus fixed charges less capitalized interest.  "Fixed charges"
     consist of interest expense including amortization of debt expense, one-third of rent expense, which is deemed to be representative of an interest factor, and capitalized interest.  For the years ended
December 31,
     1992, 1991, and 1990 earnings were insufficient to cover fixed charges by $131,761,000, $228,680,000, and $83,070,000 respectively.
